EXHIBIT 5.1

                                STIKEMAN ELLIOTT
                                ----------------

                             Barristers & Solicitors

   1155 Rene-Levesque Blvd. West, 40th Floor, Montreal, Quebec, Canada H3B 3V2
            Tel: (514) 397-3000 Fax: (514) 397-3222 www.stikeman.com

                                                               February 25, 2002

ZARLINK SEMICONDUCTOR INC.
400 March Road
Ottawa, Ontario
Canada K2K 3H4

Re: Opinion of Counsel - Registration Statement on Form S-8

Dear Sirs/Madams:

      We have acted as Canadian counsel to Zarlink Semiconductor Inc. ("Zarlink") in connection with the amendment of its 1991 Stock Option Plan for Key Employees and Non-Employee Directors (the "Plan") to increase the number of Common Shares, no par value, of Zarlink (the "Common Shares") available for issuance under the Plan from 16,000,000 to 20,227,033 (such 4,227,033 additional Common Shares being hereinafter referred to as the "Additional Shares"). The amendment to the Plan was approved by the Board of Directors of Zarlink on October 11, 2001 and by the shareholders of Zarlink on December 7, 2001.

      In connection with the foregoing and for the purpose of the opinion hereinafter expressed, we have relied exclusively on a Certificate of Compliance dated December 7, 2001 issued to Zarlink by the Director appointed under the Canada Business Corporations Act and on certified extracts dated December 7, 2001 of the resolutions of the directors and of the shareholders of Zarlink adopted in connection with the amendments to the Plan and have considered such questions of laws as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

      In all such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles.

      Based upon the foregoing, we are of the opinion that:

1. Zarlink is validly existing as a corporation under the Canada Business Corporations Act; and

2. the Additional Shares of Zarlink have been duly authorized and created and, once issued and paid for in accordance with the Plan, will be validly issued and outstanding as fully paid and non-assessable Common Shares.


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      We consent to the use and filing of this opinion as an exhibit to the
Registration Statement on Form S-8 to be filed by Zarlink with the Securities and Exchange Commission covering the Additional Shares, and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto or any Prospectus relating thereto.

                                                 Yours truly,



                                                 STIKEMAN ELLIOTT


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